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                                                                    EXHIBIT 23.8

                                    CONSENT

    DSET Corporation (the 'Company') has entered into that certain Agreement and Plan of Merger with ISPSoft, Inc. dated as of June 26, 2001, as amended (the 'Merger Agreement'). Pursuant to the Merger Agreement, the Company is preparing to file a registration statement and proxy statement of Form S-4 and the requisite amendments thereto (the 'Registration Statement') with the Securities and Exchange Commission ('SEC') pursuant to the Securities Act of 1933, as amended. Arun Inam hereby consents to the Company's disclosure in the Registration Statement of (i) Dr. Inam's position as a member of the Company's Board of Directors effective as of the closing of the transaction contemplated by the Merger Agreement and (ii) certain biographical information about Dr. Inam in the Registration Statement. Dr. Inam further acknowledges that the biographical information as set forth on Exhibit A is materially true and correct.

                                          /s/ Arun Inam

                                          Dated: November 21, 2001




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                                   EXHIBIT A

    Arun Inam is a Managing Director at Signal Lake Venture Fund, which he joined in February 2001. Prior to his tenure at Signal Lake, Dr. Inam was Vice President for Global Strategy & New Ventures at Motorola, where he reported to the President of the commercial, government, and industrial solutions sector. Prior to joining Motorola in 1999, Dr. Inam spent six years as a senior management consultant at Monitor Company and Braxton Associates. From 1985 to 1994, Dr. Inam conducted and managed research in high-speed electronics and optics at Bell Communications Research (Bellcore). Dr. Inam holds a Ph.D. in physics, and has studied at Rutgers, Carnegie Mellon, the University of Paris, and at the Indian Institute of Technology.